UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2008

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                           0-25165                       14-1809721
(State or Other Jurisdiction        (Commission File No.)                             (I.R.S. Employer
of Incorporation)                                                                                          Identification No.)

302 Main Street, Catskill NY                                                                           12414
(Address of Principal Executive Offices)                                                            (Zip Code)

Registrant’s telephone number, including area code:                                                 (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On October 24, 2008, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for fiscal quarters ended September 30, 2008 and 2007.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                           Press release dated October 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  October 29, 2008                                                                           By:    /s/ Donald E. Gibson
    Donald E. Gibson
    President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announced Higher Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – October 24, 2008-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2008, which is the Company’s first quarter of the fiscal year ending June 30, 2009.  Net income for the quarter ended September 30, 2008 amounted to $809,000 or $0.20 per basic and diluted share as compared to $569,000 or $0.14 per basic and diluted share for the quarter ended September 30, 2007, an increase of $240,000, or 42.2%.

Donald Gibson, President and CEO, said “We are proud to report the last quarter was a successful one for Greene County Bancorp, Inc. despite the difficult economic times that have challenged our industry and the nation.”

The most significant contributor to the improved earnings was higher net interest income, which increased $958,000 or 34.7% over the same quarter the prior year. Net interest income increased to $3.72 million for the quarter ended September 30, 2008 as compared to $2.76 million for the quarter ended September 30, 2007.  Net interest rate spread increased 66 basis points to 3.66% for the quarter ended September 30, 2008 as compared to 3.00% for the quarter ended September 30, 2007.  Net interest margin increased 44 basis points to 3.98% for the quarter ended September 30, 2008 as compared to 3.54% for the quarter ended September 30, 2007.

Noninterest income also contributed to enhanced earnings in the quarter ended September 30, 2008 by increasing $171,000 or 15.6% over the same quarter the prior year.  Noninterest income increased to $1.27 million for the quarter ended September 30, 2008 as compared to $1.10 million for the quarter ended September 30, 2007.  The majority of the increase in noninterest income was from services fees on various accounts, including debit card fees.

Noninterest expense increased $676,000 or 23.3% to $3.58 million for the quarter ended September 30, 2008 as compared to $2.91 million for the quarter ended September 30, 2007.  One factor that affected noninterest expense was the other-than-temporary impairment associated with the bankruptcy filing of Lehman Brothers Holdings, Inc. (“Lehman”).  The Company recorded an other-than-temporary impairment of $220,000 ($135,000 net of tax) on a Lehman debt security held by the Company.  The Company also allocated $351,000 toward the expected future termination of its currently frozen defined benefit plan during the quarter ended September 30, 2008.  Additional expenses such as compensation and depreciation due to the new Chatham branch which opened in January 2008 also contributed to the higher noninterest expense.

Total assets grew $59.0 million or 15.5% to $438.6 million at September 30, 2008 as compared to $379.6 million at June 30, 2008.  Securities available for sale increased $41.5 million to $139.2 million at September 30, 2008 as compared to $97.7 million at June 30, 2008.  Loans increased $14.4 million or 6.0% to $254.6 million at September 30, 2008 as compared to $240.1 million at June 30, 2008.  Funding the growth in assets was primarily deposit growth of $52.1 million, or 16.2% to $373.6 million at September 30, 2008 as compared to $321.4 million at June 30, 2008.  The Company has recently attracted new local municipalities including school districts to use the services of Greene County Commercial Bank, which is a special-purpose entity for such activities.  Greene County Commercial Bank has sought core deposits from such entities rather than more expensive time accounts.  The level of deposits held by such public entities can be cyclical and fluctuate significantly from quarter to quarter and are significantly dependent and affected by tax collection periods or special projects such as new buildings or renovations.  These types of local municipal entities are also required to have certain forms of collateral pledged for amounts deposited over the FDIC insurance limits. Total shareholders’ equity amounted to $36.7 million at September 30, 2008, or 8.4% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its ten branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or For the Three
	Months Ended September 30,
	2008	2007
Dollars In thousands, except share and per share data
Interest income	$5,336	$4,609
Interest expense	1,617	1,848
Net interest income	3,719	2,761
Provision for loan losses	195	143
Noninterest income	1,267	1,096
Noninterest expense	3,581	2,905
Income before taxes	1,210	809
Tax provision	401	240
Net Income	$809	$569

Basic EPS	$0.20	$0.14
Weighted average shares outstanding	4,096,149	4,137,556

Diluted EPS	$0.20	$0.14
Weighted average diluted shares outstanding	4,119,313	4,184,289

Dividends declared per share [1]	$0.17	$0.25

Selected Financial Ratios
Return on average assets	0.82%	0.69%
Return on average equity	8.87%	6.40%
Net interest rate spread	3.66%	3.00%
Net interest margin	3.98%	3.54%
Non-performing assets to total assets	0.45%	0.24%
Non-performing loans to total loans	0.78%	0.37%
Allowance for loan losses to non-performing loans	100.61%	197.16%
Allowance for loan losses to total loans	0.78%	0.73%
Shareholders’ equity to total assets	8.37%	10.56%
Dividend payout ratio[1]	85.00%	89.29%
Book value per share	$8.97	$8.67

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.  Dividend payout ratio represents on an annualized basis the ratio of dividends per share divided by basic earnings per share.  It should be noted that dividends had been paid semi-annually; effective December 1, 2007, the Company changed to a quarterly dividend payment.

	As of September 30, 2008	As of June 30, 2008
Dollar In thousands
Assets
Total cash and cash equivalents	$10,697	$8,662
Securities- available for sale, at fair value	139,157	97,692
Securities- held to maturity, at amortized cost	15,429	15,457
Federal Home Loan Bank stock, at cost	1,678	1,386

Gross loans receivable	254,551	240,146
Less: Allowance for loan losses	(1,984)	(1,888)
Unearned origination fees and costs, net	274	182
Net loans receivable	252,841	238,440

Premises and equipment	15,269	15,108
Accrued interest receivable	2,517	2,139
Prepaid expenses and other assets	981	724
Total Assets	$438,569	$379,608

Liabilities and shareholders’ equity
Noninterest bearing deposits	$39,501	$41,798
Interest bearing deposits	334,056	279,633
Total deposits	373,557	321,431

FHLB borrowing	26,500	20,000
Accrued expenses and other liabilities	1,806	1,910
Total liabilities	401,863	343,341
Total shareholders’ equity	36,706	36,267
Total liabilities and shareholders’ equity	$438,569	$379,608
Common shares outstanding	4,100,928	4,095,528
Treasury shares	204,742	210,142

Contact:                    Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:                      518-943-2600